Exhibit 99.1

Because our capital expenditures exceed our cash flows from operations, and are expected to remain this way for the next few years, we will need to service our indebtedness, pay our taxes and fund our working capital with cash on hand and proceeds from existing amounts available under our equipment financing facilities and future debt and/or equity offerings and proceeds from asset sales.

Our cash flows from operations have recently declined significantly, and we expect them to continue to decline over the course of 2013 as we incur additional costs to continue to build out our WCDMA-based networks. Our business plan also requires significant additional capital expenditures beyond 2013. We currently estimate capital expenditures of approximately $1 billion for 2013, and we expect a similar amount for 2014. Based on our current plans, including our expected cash flows from operations, we expect our capital expenditures to exceed the amount of cash we generate from operations for at least 2013 and 2014.

Our plans are based on a number of key assumptions. If any of our assumptions are not borne out or are otherwise not correct, our cash flows from operations could be significantly lower, and our capital expenditures could be significantly higher than expected. As a result, our capital expenditures could exceed our cash flows from operations beyond 2014 and for an extended period of time. There can be no assurance that we will succeed in executing on our plans or that we will generate cash flows from operations sufficient to cover our capital expenditures in the future. In addition, we regularly evaluate and revise our plans, and we may elect to pursue new or alternative strategies, which we believe would be beneficial to our business. Such changes to our plans could significantly increase our capital requirements or negatively affect our cash flows from operations in the near or long term.

Based on our current level of debt, we need to pay cash interest in excess of $450.0 million in 2013 and in excess of $500.0 million thereafter, including the cash interest payable with respect to the Notes issued in February 2013. This annual interest expense does not include any additional interest on the Notes offered hereby or on any additional debt capital we may raise, including through additional borrowings under our existing market level equipment financing facilities or through sale and leaseback transactions involving certain of our towers and other transmitter and receiver sites that we plan to implement in 2013. In addition, we need to pay cash taxes and fund our working capital.

As of December 31, 2012, we had cash and cash equivalents of $1,383.5 million and short-term investments of $204.8 million. In addition, we had access to additional committed amounts under our market level equipment financing facilities of up to $532.6 million, subject to compliance with applicable financial maintenance covenants. In February 2013, we received net cash proceeds of approximately $734.1 million in connection with the issuance of Notes. While we believe our current sources of funding will be adequate to execute our business plan for the next couple of years, if we are unable to significantly improve our operating cash flows over the long term, we will need to seek additional sources of financing to fund our operations and execute our business strategy as contemplated by our business plans. The timing and amount of our future funding needs will also be affected by the need to repay or refinance our existing indebtedness.

As of December 31, 2012, the total outstanding principal amount of our debt was $4,890.9 million, with $800.0 million of this outstanding amount due on August 15, 2016. The Notes include a provision requiring us to repay or refinance this $800.0 million of indebtedness on or before May 15, 2016. If we are unable to refinance or repay this $800.0 million on or before May 15, 2016, we will be required to make an offer to repurchase the Notes at par. In addition to evaluating the possibility of refinancing some or all of the $800.0 million of indebtedness due in 2016, we are also continuing to evaluate alternative sources of funding to increase our liquidity, which include potential sale and leaseback transactions for our towers and our proposed sale of Nextel Peru, as well as proceeds from potential debt and equity offerings, including the offering of the Notes. However, depending on which of these alternative sources of liquidity we pursue, we may have to amend or refinance certain of our market level facilities, which we may not be able to do at the expected time, in the amounts we would like, or at all. In addition, there can be no assurance that we will able to raise additional liquidity from those alternative sources in a timely fashion, on commercially acceptable terms, or at all. See “We are dependent on external financing to meet our future funding needs and debt service requirements, and adverse changes in economic conditions could negatively impact our access to the capital markets. If we are unable to obtain financing when needed and on terms acceptable to us, our business and liquidity may be adversely affected.” and “—Our current and future debt may limit our flexibility and increase our risk of default.”

If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

Our business involves selling wireless communications services to subscribers, and as a result, our economic success is based on our ability to attract new subscribers and retain current subscribers. Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including other wireless telecommunications companies, internet and cable service providers and providers of fixed wireline services, in the markets in which they operate. Our ability to compete successfully will depend on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry in our markets, including the availability of new services, features and technologies; changes in consumer preferences, demographic trends and economic conditions; our ability to fund our operations; and our competitors’ pricing strategies.

a.	The wireless industries in our markets are highly competitive, making it difficult for us to attract and retain customers. If we are unable to attract and retain customers, our financial performance will be impaired.

Competition among telecommunications service providers in our markets is intense as multiple carriers seek to attract and retain customers. Some of the factors contributing to this competitive environment include a higher relative penetration of wireless services in our markets, which drives more aggressive competition as competitors seek to attract and retain customers that support the growth of their businesses in a more saturated market, the development and availability of new products and services, including services supported by new technologies, and the entry of new competitors. We also expect the current trend of alliances, cost-sharing arrangements and consolidation in the wireless and communications industries to continue as companies respond to the need for cost reduction and additional spectrum. This trend may result in larger competitors with greater financial, technical, promotional and other resources to compete with our businesses. In addition, as we pursue our plans to expand our marketing and sales focus to include a larger segment of high value consumers, we will be increasingly seeking to attract customers in segments that have historically been served by our competitors, many of which are larger companies with more extensive networks, financial resources and benefits of scale that allow them to spend more money on marketing and advertising than us and to exploit scale advantages that allow them to offer products and services at a lower cost.

In order to obtain a competitive advantage, our competitors have, among other things:

•	provided increased handset subsidies;

•	offered higher commissions to distributors;

•	offered more state of the art handsets;

•	provided discounted or free airtime or other services;

•	expanded their networks to provide more extensive network coverage;

•	developed and deployed networks that use new technologies and support new or improved services;

•	offered incentives to larger customers to switch service providers, including reimbursement of cancellation fees; and

•	offered bundled telecommunications services that include local, long distance and data services.

In addition, number portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been implemented in all of our markets, making it easier for wireless providers to effectively target and attract their competitors’ customers.

We anticipate that the competitive environment in our markets and competitive strategies of our competitors will require us to continue to incur significant expenses relating to advertising and promotions and will put pressure on the prices we can charge for our services and for handsets and other devices that we sell in connection with our service offerings. These developments and actions by our competitors could negatively impact our operating results and our ability to attract and retain customers. These competitive conditions may also require that we incur increased costs such as higher sales commissions or handset subsidies as we add new customers, which may reduce our profitability even while customer growth continues. If we are unable to respond to competition and compensate for declining prices by adding new customers, increasing usage and offering new services, our revenues and profitability could decline.

b.	Competition and technological changes in the market for wireless services, including competition driven by our competitors’ deployment of long-term evolution or other advanced technologies, could negatively affect our average revenue per subscriber, customer turnover, operating costs and our ability to attract new subscribers, resulting in adverse effects on our revenues, future cash flows, growth and profitability. If we do not keep pace with rapid technological changes or if we fail to complete deployment of our WCDMA-based networks and of new technology that supports services on these networks, we may not be able to attract and retain customers.

The wireless telecommunications industry is experiencing significant technological change. Spending by our competitors on new wireless services and network improvements could enable our competitors to obtain a competitive advantage with new technologies or enhancements that we do not offer. Rapid change in technology may lead to the development of wireless communications technologies that support products or services that consumers prefer over the products or services that we offer. If we are unable to keep pace with future advances in competing technologies on a timely basis, or at an acceptable cost, we may not be able to compete effectively and could lose subscribers to our competitors.

While we have deployed or are in the process of deploying our WCDMA-based networks in our markets other than Argentina, competitors in each of our markets have launched new or upgraded networks that use technology similar to the WCDMA-based networks that we have deployed or are in the process of deploying and are designed to support services that use high speed data transmission capabilities, including internet access and video telephony, and some of those competitors have expended significant resources and made substantial investments to deploy upgrades to the technology used in their networks. Some of our competitors have also announced their plans to deploy new network technologies that could provide further enhancements to data speed and capacity in our markets, including services utilizing long-term evolution, or LTE, technologies. These and other future technological advancements may enable competitors to offer features or services we cannot provide or exceed the quality of services we offer, thereby making our services less competitive. In addition, we may not be able to accurately predict technological trends or the success of new services in the market. If our services fail to gain acceptance in the marketplace, or if costs associated with implementation and completion of the introduction of these services materially increase, our ability to retain and attract customers could be adversely affected. In particular, our push-to-talk services on our new WCDMA-based networks may not meet the continually changing demands of our customers and may no longer serve to differentiate our services in the future.

The 800 MHz spectrum that our operating companies are licensed to use is non-contiguous, while the technology platforms that are currently available to us, including the WCDMA technology we have deployed or are deploying, operate only on contiguous spectrum. While in Brazil, Mexico, Chile and Peru we have rights to use spectrum that is contiguous and supports our existing and planned WCDMA-based networks, we have only recently launched services supported by our new WCDMA-based networks and are still in the process of expanding the coverage of these networks. This gives our competitors a significant time-to-market advantage in which they can offer new applications and services that are supported by their networks, but that we will not be able to offer until our new networks are widely available. In addition, in Argentina, we do not hold rights to use additional spectrum in bands that would facilitate a transition to a new network technology, which could make it more difficult or impossible for us to deploy new and more competitive services in Argentina. The successful deployment of our WCDMA-based networks is a critical step in keeping pace with technological change and is necessary in order for us to continue to offer competitive services. If we are unable to deploy our WCDMA-based networks in a timely manner or at all, we may not be able to compete effectively and could lose customers to our competitors. For more information, see “We may be limited in our ability to grow unless we successfully deploy our WCDMA-based networks and expand network capacity.”

c.	Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

Because of their size, scale and resources, some of our competitors may be able to offer services to subscribers at prices that are below the prices that our operating companies can offer for comparable services. Many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;
•	larger customer bases;
•	larger spectrum positions;
•	higher profitability and positive free cash flow;
•	more access to funding, lower leverage and lower cost of financing; and
•	larger service coverage areas than those of our operating companies.

If we cannot compete effectively based on the price of our service offerings and related cost structure, our results of operations may be adversely affected.

d.	The network and subscriber equipment we currently use and expect to use is more expensive than the equipment used by our competitors, which may limit our ability to compete.

Our iDEN-based networks utilize a proprietary technology developed and designed by Motorola Solutions that relies solely on the efforts of Motorola Solutions and any current or future licensees of this technology for product development and innovation. Additionally, Motorola Mobility is the primary supplier for the network equipment and handsets we sell for use on our iDEN networks. In contrast, all of our competitors use infrastructure and customer equipment that are based on standard technologies like the global system for mobile communications standard, or GSM, and WCDMA, which are substantially more widely used technologies than iDEN, are available from a significant number of suppliers and are produced in much larger quantities for a worldwide base of customers. As a result, our competitors benefit from economies of scale and lower costs for handsets and infrastructure equipment than are available to us for handsets and infrastructure used to provide services on our iDEN network. In addition, because we plan to continue to offer our Direct Connect services as a key differentiator and as part of the services supported by our WCDMA-based networks, we expect that the cost of handsets capable of supporting those differentiated services will be higher even when they are supported by the more widely used WCDMA technology because they will not be produced at scale levels comparable with more standard WCDMA handsets. These factors, as well as the higher cost of our handsets and other equipment may make it more difficult for us to attract or retain customers, and may require us to absorb a comparatively larger cost of offering handsets to new and existing customers. The combination of these factors may place us at a competitive disadvantage and may reduce our growth and profitability.

e.	Our operating companies may face disadvantages when competing against government-owned and formerly government-owned incumbent wireline operators or wireless operators affiliated with them.

In some markets, our operating companies compete against a government-owned telecommunications operator or a formerly government-owned telecommunications operator, some of which enjoy a near monopoly position relating to the provision of wireline telecommunications services and may have a wireless affiliate. For example, an affiliate of Telcel, which is our largest competitor in Mexico, is the incumbent provider of wireline services in Mexico and was formerly a government-owned monopoly. Similarly, an affiliate of Movistar, which is our largest competitor in Peru, is the incumbent operator of the wireline network that was formerly a government-owned monopoly. In Argentina, we may need to compete against Empresa Argentina de Soluciones Satelitales S.A., or ARSAT, which is a government-owned telecommunications operator. In September 2012, the Argentine government canceled a previously announced auction of spectrum in the 1.9 GHz and 850 MHz bands that was to be offered to wireless carriers, including Nextel Argentina, and awarded this spectrum to ARSAT for its expansion into the wireless telecommunications business. Our operating companies may be at a competitive disadvantage in these markets because former government-owned incumbents or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.

For example, the services that we plan to provide on our new WCDMA-based networks are expected to require significantly greater data capacity than is the case on our iDEN networks, and this higher capacity demand will make it necessary for us to obtain wireline or other connecting circuits between elements of our network such as switches and transmitter and receiver sites that are capable of transporting a significantly higher volume of data traffic. In some instances, the availability of those higher capacity circuits may be limited and in many cases, our access to those circuits is controlled by entities that are affiliated with our competitors. As a result, we are dependent on entities that are affiliated with our competitors to provide us with the data transport services needed to support our networks and services. Our ability to offer services could be adversely affected if those entities were to choose to allocate limited transport capacity to other customers including their wireless affiliates or otherwise make it more difficult for us to obtain the necessary transport capacity to support our networks and services.

Our operating companies may also encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.

f.	Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain subscribers.

In recent years, we have expanded the coverage of our iDEN networks, particularly in Mexico and Brazil, and we have deployed or plan to deploy WCDMA-based networks in Brazil, Mexico, Chile and Peru that provide coverage that is at least as broad as that provided by our iDEN networks, but our current networks do not, and our planned WCDMA-based networks will not, offer nationwide coverage in the countries in which we operate nor will they provide the coverage available on some of our competitors’ networks. In many instances, we are not able to supplement our network coverage using roaming arrangements because the uniqueness of our iDEN technology limits our potential roaming partners for subscribers solely on iDEN networks or because our competitors are unwilling to provide roaming for WCDMA-based services or will only provide roaming at costs that make it uneconomic for us to rely on roaming to extend our coverage. As a result, we will not be able to utilize roaming arrangements to extend the coverage of our iDEN networks and may not be able to implement roaming arrangements to extend the coverage of our WCDMA-based networks, making it difficult for us to attract and retain certain subscribers and compete effectively with competitors that operate mobile networks with more extensive areas of service.

While our iDEN subscribers currently have access to voice, data and Direct Connect on Sprint Nextel Corporation’s, or Sprint Nextel’s, iDEN network, Sprint Nextel has announced its decision to deactivate its iDEN network in mid-2013. Once Sprint Nextel completes the deactivation of its iDEN network, our iDEN subscribers will no longer have the ability to use their iDEN handsets in the U.S., which could affect the willingness of existing Nextel Mexico subscribers to remain on our iDEN network and negatively impact the willingness of potential subscribers to choose Nextel Mexico’s services. As a result, this could negatively impact our net subscriber additions, revenues and operating income.

We have entered into roaming arrangements with respect to services supported by our WCDMA-based networks in Chile and Brazil that will enable our customers to roam within those markets in areas where we do not offer network coverage, but have been unable to enter into similar “in market” roaming arrangements in Mexico. There is no guarantee we will be able to reach or maintain agreements to provide roaming service in areas where we do not have network coverage or that the terms of those agreements will allow us to utilize roaming services to economically extend our coverage areas. In addition, we have entered into agreements that allow our customers to utilize roaming services in other countries using the handsets that are compatible with iDEN and/or GSM systems. For handsets that operate on our WCDMA-based networks, we have entered into similar agreements with providers in a number of countries that allow customers whose service is supported by our WCDMA-based networks to utilize roaming services in those countries. Both in-market and international roaming requires our customers to rely on networks that are owned and operated by third parties and, in the case of in-market roaming, by our competitors. We are unable to ensure the availability of services or data speeds on these networks, and in most cases, push-to-talk service, one of our key differentiators, will not be available or will not have the same level of performance when our subscribers are roaming, which could negatively affect the service experience of our customers.

g.	If there is a substantial increase in our subscriber turnover rate, our business could be negatively affected.

In recent years, we have experienced a generally higher consolidated customer turnover rate compared to earlier periods, which resulted primarily from the combined impact of weaker economic conditions, more competitive sales environments in the markets in which we operate and our offering of prepaid and hybrid services to customers who are more likely to change service providers. In addition, our plans contemplate a further expansion of our target market to a broader range of customers that have typically demonstrated a willingness to change service providers more frequently and our increased use of prepaid and hybrid post and prepaid payment terms as part of our service plans in order to attract more price sensitive customers has had an adverse impact on our consolidated customer turnover rate, particularly in Brazil. These and other changes in our marketing strategies and the types of customers we target could negatively impact our consolidated customer turnover rate. Subscriber losses adversely affect our business and results of operations because these losses result in lost revenues and cash flow, drive higher bad debt expenses and require us to attract replacement customers and incur the related sales commissions and other costs. Although attracting new subscribers and retaining existing subscribers are both important to the financial viability of our business, there is an added focus on retaining existing subscribers because the cost of acquiring a new subscriber is much higher. Accordingly, an increase in subscriber deactivations could have a negative impact on our results, even if we are able to attract new subscribers at a rate sufficient to offset those deactivations. If we experience further increases in our subscriber turnover rate, our ability to maintain our revenues and our profitability could be materially impaired.

h.	If our networks do not perform in a manner that meets subscriber expectations, we will be unable to attract and retain customers.

Customer acceptance of the services we offer on our networks is and will continue to be affected by technology-based differences and by the operational performance and reliability of these networks. We may have difficulty attracting and retaining customers if we are unable to satisfactorily address and resolve performance or other transmission quality issues as they arise or if these issues limit our ability to deploy or expand our network capacity as currently planned or place us at a competitive disadvantage to other wireless providers in our markets.

If we are not able to develop and deploy our new WCDMA-based networks and manage the associated growth effectively, our future growth and operating results will suffer.

Our ability to achieve our long-range business goals, and to grow profitably, is dependent on our ability to successfully design and deploy our WCDMA-based networks and related services and to manage changes to our business model and cost structure that are necessary to allow us to pursue our plans to expand both our service offerings and our targeted customer segments, including by implementing new and more efficient supporting business systems and processes. Our inability to complete these efforts in a timely fashion, or to manage the related costs, could have an adverse impact on our business.

a.	We may be limited in our ability to grow unless we successfully deploy our WCDMA-based networks and expand network capacity.

To continue to successfully retain our existing customers, increase our customer base and pursue our business plan, we must economically:

•	complete the deployment of our WCDMA-based networks;

•	expand the capacity and coverage of our WCDMA-based networks;

•	secure sufficient transmitter and receiver sites at appropriate locations to meet planned system coverage and capacity targets;

•	obtain adequate quantities of base radios and other system infrastructure equipment; and

•	obtain an adequate volume and mix of handsets to meet customer demand.

In particular, the deployment of our WCDMA-based networks will require us to deploy a significant number of new transmitter and receiver sites in order to meet the expanded coverage requirements for those networks resulting from differences in our commercial strategies, differences in the propagation characteristics of the spectrum bands being used to support those networks and the coverage requirements associated with the spectrum licenses being utilized for those networks. In some of our markets, individuals and governments are opposing new tower construction and supporting laws restricting the construction of towers and other transmitter and receiver sites. For example, in Chile, a nationwide law that limits tower siting and imposes height, co-location and camouflage requirements in certain locations, as well as outright bans on constructing new towers in other locations, was enacted in early 2012. Laws like this could increase the time and costs associated with our planned network deployments. The effort required to locate and build a significant number of additional transmitter sites across our markets in coming years will be substantial, and our failure to meet this demand could delay or impair the deployment of our WCDMA-based networks, which would adversely affect our business.

In addition, as we deploy our WCDMA-based networks, we must develop, test and deploy new supporting technologies, software applications and systems intended to enhance our competitiveness both by supporting existing and new services and features, and by reducing the costs associated with providing those services. Successful deployment and implementation of new services and technology on our WCDMA-based networks depend, in part, on the willingness and ability of third parties to develop new handsets and applications that are attractive to our customers and that are available in a timely manner. We may not be able to successfully complete the development and deployment of our new networks. If this occurs, we may be unable to recover the substantial investment we are making in our new networks and the related costs we incur to offer these new services. Failure to successfully deploy those networks could also be expected to result in subscriber dissatisfaction that could affect our ability to retain subscribers and could have an adverse effect on our results of operations and growth prospects.

b.	We may not be able to manage our growth effectively. Failure to successfully implement core information technology and operating systems and/or difficulty managing outsourcing arrangements for our network operations infrastructure and information technology systems may adversely affect our business operations.

Our business strategy envisions growing our business by successfully building and deploying our WCDMA-based networks, expanding our product and service offerings and expanding our target customer base. Even if we do expand our business, if we fail to manage our growth effectively, our financial results could be adversely affected. Separately, growth may place a strain on our management systems and resources. We must continue to refine and expand our business development and sales capabilities, our network operations and information technology infrastructure, and the hardware, software, systems, processes and people to effectively support current and future sales, customer service and information requirements of our business in an efficient and cost-effective manner. In addition, failure to prioritize technology initiatives and effectively allocate resources in order to achieve our strategic goals could result in a failure to realize those goals, including the expected benefits of our growth, and could negatively affect our financial results.

Changes to our networks and business strategies require us to implement new operating and supporting systems to improve our ability to address the needs of our customers, as well as to create additional efficiencies and strengthen our internal controls over financial reporting. We may not be able to successfully implement these new systems in an effective or timely manner or we could fail to complete all necessary data reconciliation or other conversion controls when implementing the new systems. In addition, we may incur significant increases in costs and encounter extensive delays in the implementation and rollout of these new systems. Failure to effectively implement our new operating systems may adversely affect our results of operations, customer perceptions and internal controls over financial reporting. For instance, during the first quarter of 2013, we upgraded our billing system in Brazil and experienced technical difficulties with system interfaces, bill formatting and bill finishing that caused billing delays that we expect to have substantially corrected in April 2013. As a result of these delays, we expect our accounts receivable to increase on a temporary basis, and we could experience increased costs, bad debt expense and customer churn.

In 2009, we entered into an agreement with Nokia Siemens Networks to manage our network operations and infrastructure and a separate agreement with Hewlett Packard to manage our information technology systems. The expanding role of third party providers has required changes to our existing operations and the adoption of new procedures and processes for managing these providers, as well as redistributing responsibilities as warranted, in order to realize the potential productivity and operational efficiencies that were anticipated when we entered into those agreements while maintaining the quality, effectiveness and functionality of the systems that are managed by those providers. If these or other providers of outsourced services fail to perform in a timely manner or at satisfactory quality levels, our ability to meet customer requirements could suffer. Based on our experience to date, we have found it difficult to effectively develop, implement and manage these outsourcing strategies and have experienced delays and other difficulties in implementing business processes needed to support or accommodate those arrangements, and we have not realized all of the anticipated productivity improvements or cost efficiencies. To address these issues, we have implemented a plan to change those arrangements, including the reallocation of some of the responsibilities of the providers to our operating companies and other changes to the scope of the services provided in an effort to improve the quality of the systems and services that were managed by these providers. While these changes are designed to improve the performance of these systems and services, their implementation and the related transition of responsibilities could cause operational difficulties, increased costs and other inefficiencies, which could materially and adversely affect our business, financial condition and results of operations.

As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure you that we will be able to allocate our human resources optimally or identify and hire qualified employees or retain valued employees. If we are unable to manage our growth and operations, our results of operations could be adversely affected.

c.	Costs, regulatory requirements and other problems we encounter as we deploy our new networks could adversely affect our operations.

We have acquired or successfully bid for new spectrum rights and have deployed or begun to deploy our WCDMA-based networks using that spectrum so that we may offer our customers new services supported by those networks. In some instances, the rights to use this new spectrum come with significant regulatory requirements governing the coverage of our new networks, the timing of deployment of those networks and the loading of new customers on those networks. If we fail to meet these regulatory requirements, the applicable regulators could assess fines and, in some instances, take action to revoke our spectrum rights. In addition, our deployment of these new networks will require significant capital expenditures and will result in incremental operating expenses prior to fully launching services. Costs could increase beyond expected levels as a result of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, problems with network or systems compatibility, equipment unavailability and technological or other complications.

In addition, we have received a request from a competitor to interconnect with our push-to-talk services to enable that competitor’s customers to connect with our customers using a push-to-talk service platform that is different from the ones we use to serve our customers on our iDEN and WCDMA-based networks. Regulators could require us to provide competitors with access to our push-to-talk customers in the future. This access could dilute the competitive advantage and negatively affect the quality of this key differentiator, which could affect the willingness of current customers to remain on our network and negatively impact the willingness of potential customers to choose our service.

Deployment of new technology supporting new service offerings may also adversely affect the performance or reliability of our networks with respect to both the new and existing services and may require us to take action like curtailing new customers in certain markets. Any resulting customer dissatisfaction could affect our ability to retain customers and have an adverse effect on our results of operations and growth prospects.

Additionally, it may be necessary for us to raise additional funds in order to finance the costs associated with the development and deployment of our new networks. To do so, we may issue shares of common stock, incur new debt or sell assets. Our ability to raise additional capital at all or on acceptable terms to meet our funding needs will depend on the conditions in the financial markets. See “We are dependent on external financing to meet our future funding needs and debt service requirements, and adverse changes in economic conditions could negatively impact our access to funding. If we are unable to obtain financing when needed and on terms acceptable to us, our business and liquidity may be adversely affected.” and “Our current and future debt may limit our flexibility and increase our risk of default.” for more information.

We are dependent on external financing to meet our future funding needs and debt service requirements, and adverse changes in economic conditions could negatively impact our access to funding. If we are unable to obtain financing when needed and on terms acceptable to us, our business and liquidity may be adversely affected.

We are dependent on external financing to meet our future funding needs and debt service requirements. Our current plans to deploy and operate WCDMA-based networks, as well as the costs associated with the marketing and distribution of our related services requires substantial funding, which may require significant additional external financing. In addition, we have significant outstanding indebtedness that will mature over the next five years. Based on the level of capital needed to support our current plans, we believe it will be necessary for us to refinance or replace a significant portion of this indebtedness.

Our funding needs may also increase to pursue one or more of the following opportunities:

•	acquisitions of spectrum licenses, either through government sponsored auctions or through acquisitions of third parties, acquisitions of assets or businesses or other strategic transactions;

•

a decision by us to deploy new network technologies, in addition to the planned WCDMA-based network deployments in Brazil, Mexico, Peru and Chile, or to offer new communications services in one or more of our markets; or

•	further geographic expansion in our existing markets, including the construction of additional portions of our network in order to meet competitive demands.

Our funding needs could also be affected by changes in economic conditions in any of our markets generally, or by changes to competitive practices in the mobile wireless telecommunications industry from those currently prevailing or those now anticipated, or by other presently unexpected circumstances that may arise that have a material effect on the cash flow or profitability of our business. In addition, upon the occurrence of certain kinds of change of control events, we may be required to repurchase or repay a significant portion of our outstanding debt. Any of these events or circumstances could involve significant additional funding needs in excess of the currently available sources and could require us to raise additional capital to meet those needs.

It will be necessary for us to access the credit and capital markets in the future to support the combined funding requirements relating to: (i) our business plans and the growth of our business, (ii) capital expenditures in connection with the expansion and improvement of our WCDMA-based wireless networks in Brazil, Mexico, Peru and Chile and (iii) the repayment of our existing indebtedness and optimization of our capital structure. We believe that our current cash balances, the funds we expect to generate in our business, the proceeds from this offering, proceeds from any sales of our towers and transmitter and receiver sites or our proposed sale of Nextel Peru, the amount available under our equipment financing facilities and the funding opportunities that we believe are currently available to us will be sufficient to meet our funding needs for the next several years. If there is an adverse change in capital market conditions or the financial condition of our company, our access to funding may be eliminated or limited and the cost of funding could increase, which could make it more difficult for us to raise the capital we need to support our plans. In addition, our results of operations, including our operating cash flows, have been negatively affected by the depreciation of local currencies and continued competitive pressures. If we are unable to significantly improve our operating cash flows, we may find it necessary to seek additional sources of funding to complete the deployment of our new WCDMA-based networks and the related changes to our business strategy contemplated by our current business plan. Our ability to obtain additional capital is subject to a variety of additional factors that we cannot presently predict with certainty, including the commercial success of our operations, volatility and demand of the capital markets and future market prices of our securities. If we fail to obtain suitable financing when it’s required, it could, among other things, result in our inability to implement our current or future business plans, our inability to repay or refinance our existing debt and negatively impact our results of operations.

Our current and future debt may limit our flexibility and increase our risk of default.

As of December 31, 2012, the total outstanding principal amount of our debt was $4,890.9 million. We may, over time and as market conditions permit, incur significant additional indebtedness for various purposes, which may include, without limitation, expansion of our existing networks, the acquisition of telecommunications spectrum licenses or other assets, the deployment of new network technologies and the refinancing, repayment or repurchase of outstanding indebtedness. While the terms of the indentures governing our existing senior notes and the agreements governing our other indebtedness currently permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness, based on current forecasts of our operating results, these terms may impose limits on our ability to raise additional indebtedness in the future, which could result in a funding shortfall that limits our ability to pursue our business plans or refinance our existing debt or requires us to seek funding from other sources which may not be available on acceptable terms.

Our existing debt and debt we may incur in the future could:

•

limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing that we may need to fund our business; and

•	place us at a disadvantage compared to our competitors that have less indebtedness and greater financial resources and flexibility.

Furthermore, the indentures relating to our senior notes and certain of our other financing agreements include covenants that impose restrictions on our business and, in some instances, require us and our subsidiaries to maintain specified financial ratios and satisfy financial tests. Similar restrictions may be contained in future financing agreements. If we or our subsidiaries are not able to meet the applicable ratios and satisfy other tests, or if we fail to comply with any of the other restrictive covenants that are contained in our current or future financing agreements, we will be in default with respect to one or more of the applicable financing agreements, which in turn may result in defaults under the remaining financing arrangements, giving our lenders and the holders of our debt securities the right to require us to repay all amounts then outstanding. In addition, these covenants and restrictions may, among other things, prevent us from raising additional financing, or prevent or limit our ability to transfer funds within our organization. These covenants and restrictions may limit our ability to compete effectively or take advantage of new business opportunities, which may affect our ability to meet our financial obligations, grow our business or generate revenues and profits.

Our ability to meet our existing or future debt obligations and to reduce our indebtedness will depend on our future performance and the other cash requirements of our business. Our performance is subject to, among other things, general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us will continue to benefit us in the future. If our cash flow and capital resources are insufficient to allow us to make scheduled payments on our current and future debt obligations, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow for these alternative measures or that these measures would satisfy our scheduled debt service obligations. For instance, the Notes provide that if we have not repaid in full or refinanced our existing $800.0 million principal amount of 10.0% senior notes due August 15, 2016 on or prior to May 15, 2016, we will have to offer to purchase all of the Notes offered hereby and the $750.0 million principal amount currently outstanding of 11.375% Senior Notes due 2019 shortly prior to the August 15, 2016 maturity date of our 10.0% senior notes. There can be no assurance that we will be able to repay or refinance our 10.0% senior notes due 2016 on or prior to that date or that we will have sufficient funds available to make any required repurchases of the Notes.

If we are unable to meet our debt service obligations or to comply with our other obligations under our existing financing arrangements:

•	the holders of our debt could declare all outstanding principal and interest to be due and payable;

•	the holders of our secured debt could commence foreclosure proceedings against our assets;

•	we could be forced into bankruptcy or liquidation; and

•	debt and equity holders could lose all or part of their investment in us.

The failure to maintain effective internal controls over financial reporting may adversely affect the accuracy and timing of our financial reporting.

In our annual report on Form 10-K for the year ended December 31, 2012, we disclosed a material weakness in internal control over financial reporting related to the accounting for non-income based taxes and related disclosures, as more fully described in that report. Our remediation efforts to address this previously disclosed material weakness are ongoing, and this material weakness was not remediated as of December 31, 2012. In addition, we reported an additional material weakness as of December 31, 2012 in our internal control over financial reporting that relates to our inability to maintain a sufficient complement of resources in our Brazilian tax and accounting departments with a level of experience and training commensurate with and appropriate to our structure and financial reporting requirements and the complexity of the current tax regime in Brazil. As a result, we reported in our annual report on Form 10-K for the year ended December 31, 2012 that as of December 31, 2012 we did not design or maintain effective internal control over financial reporting in our Brazilian segment in the areas of information technology, access controls, fixed assets and lease accounting and the financial reporting process, and that we did not maintain effective monitoring activities in Brazil regarding these controls. Our efforts to remediate these deficiencies are ongoing and include the hiring of additional qualified personnel and improvements to our systems and processes.

Our inability to maintain the operating effectiveness of the controls described above, combined with issues or delays in implementing improvements described in Item 9A to our Form 10-K, including the remediation efforts relating to the material weaknesses identified in 2012, could result in a material misstatement to our financial statements or other disclosures, which could have an adverse effect on our business, financial condition or results of operations.

We operate exclusively in foreign markets, and our assets, subscribers and cash flows are concentrated in Latin America, which presents risks to our operating plans.

a.	A decline in foreign exchange rates for currencies in our markets may adversely affect our growth and our operating results.

Historically, in the countries in which we do business, the values of the local currencies in relation to the U.S. dollar have been volatile. The unstable global economic environment and recent weakness in the economies of some of the countries where we operate has led to increased volatility in these currencies. Nearly all of our revenues are earned in non-U.S. currencies, but we report our results in U.S. dollars. As a result, fluctuations in foreign currency exchange rates can have and have had a significant impact on our reported results that may not reflect the operating trends in our business. In addition, a significant portion of our outstanding debt is denominated in U.S. dollars. A decline in the values of the local currencies in the markets in which we operate makes it more costly for us to service our U.S. dollar-denominated debt obligations and affects our operating results because we generate nearly all of our revenues in foreign currencies, but we pay for some of our operating expenses and capital expenditures in U.S. dollars. Further, because we report our results of operations in U.S. dollars, declines in the value of local currencies in our markets relative to the U.S. dollar result in reductions in our reported revenues, operating income and earnings, as well as a reduction in the carrying value of our assets, including the value of cash investments held in local currencies. Depreciation of the local currencies also results in increased costs to us for imported equipment. We have entered into hedging arrangements to mitigate short-term volatility in foreign exchange rates, but have not hedged against long-term movements in foreign exchange rates because the alternatives currently available for hedging against those movements are limited and costly. To partially offset long-term exposure to foreign exchange risks, we have successfully executed and will continue to evaluate financing arrangements in our markets that are denominated in local currency while maintaining a majority of our cash in U.S. dollars. Nonetheless, if the values of local currencies in the countries in which our operating companies conduct business depreciate relative to the U.S. dollar, we would expect our reported operating results in future periods, and the value of our assets held in local currencies, to be adversely affected.

b.	We face economic and political risks in our markets, which may limit our ability to implement our strategy and could negatively impact our financial flexibility, including our ability to repatriate and redeploy profits, and may disrupt our operations or hurt our performance.

Our operations depend on the economies of the markets in which our operating companies conduct business, all of which are considered to be emerging markets. These markets are in countries with economies in various stages of development, some of which are subject to volatile economic cycles and significant, rapid fluctuations in terms of commodity prices, local consumer prices, employment levels, gross domestic product, interest rates and inflation rates, which have been generally higher, and in prior years, significantly higher than the inflation rate in the U.S. If these economic fluctuations and higher inflation rates make it more difficult for customers to pay for our products and services, we may experience lower demand for our products and services and a decline in the growth of their customer base and in revenues. In addition, in recent years, the economies in some of the markets in which we operate have also been negatively affected by volatile political conditions and, in some instances, by significant intervention by the relevant government authorities relating to economic and currency exchange policies. For more information, see “Contractual provisions in NII International’s subsidiaries’ debt agreements, as well as laws restricting the exchange of currencies or expatriating funds, limit the ability of NII International’s subsidiaries to make funds available to NII International to pay debt service.” Limitations on our ability to convert currency and repatriate and redeploy capital may prevent us from managing our business and financial obligations in a cost effective manner, compete effectively, take advantage of new business opportunities and grow our business.

We are unable to predict the impact that local or national elections and the associated transfer of power from incumbent officials or political parties to newly elected officials or parties may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn, may adversely affect the economies in the countries in which we operate. Other risks associated with political instability could include the risk of expropriation or nationalization of our assets by the governments in the markets where we operate. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country or in the U.S. may affect our business as a whole, including our access to international capital markets to obtain funding needed for our business or to refinance our existing indebtedness.

c.	Our operating companies are subject to local laws and government regulations in the countries in which they operate, and we are subject to the U.S. Foreign Corrupt Practices Act, which could limit our growth and strategic plans and negatively impact our financial results.

Our operations are subject to local laws and regulations in the countries in which we operate, which may differ substantially from those in the U.S., and we could become subject to legal penalties in foreign countries if we do not comply with those local laws and regulations. In some foreign countries, particularly in those with developing economies, persons may engage in business practices that are prohibited by U.S. regulations applicable to us such as the Foreign Corrupt Practices Act, or the FCPA. The FCPA prohibits us from providing anything of value to foreign officials for the purpose of influencing official decisions or obtaining or retaining business. Our employees and agents interact with government officials on our behalf, including interactions necessary to obtain licenses and other regulatory approvals necessary to operate our business and through contracts to provide wireless service to government entities, creating a risk that actions may occur that could violate the FCPA. Although we have implemented policies and procedures designed to ensure compliance with local laws and regulations as well as U.S. laws and regulations, including the FCPA, there can be no assurance that all of our employees, consultants, contractors and agents will abide by our policies. The penalties for violating the FCPA can be severe. Any violations of law, even if prohibited by our policies, could have a material adverse effect on our business.

In addition, in each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations by increasing our costs, reducing our revenues or making it more difficult for us to compete.

The regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions or decisions of the regulators in our markets that potentially benefit us such as decisions regarding the allocation and licensing of spectrum. If our competitors are successful in pursuing claims such as these, or if the regulators in our markets take actions against us in response to actions initiated by our competitors, our ability to pursue our business plans and our results of operations could be adversely affected. For example, challenges could arise with respect to future spectrum auctions in which we are a participant, and these challenges could adversely affect our ability to acquire the rights to use spectrum that would provide us with the ability to deploy new technologies that support new services that would position us to compete more effectively.

Finally, rules and regulations affecting tower placement and construction affect our ability to deploy and operate our networks in each of our markets, and therefore impact our business strategies. In some of our markets, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, or have placed embargoes on some of the cell sites owned by our operating companies, which can significantly impede the planned expansion of our service coverage area or require us to remove or modify existing towers, which can result in unplanned costs, negatively impact network performance and impose new and onerous taxes and fees. For example, in Chile, a nationwide law that limits tower siting and imposes height, co-location and camouflage requirements in certain locations, as well as outright bans on constructing new towers in some locations, was enacted in early 2012. Laws like this could increase the time and costs associated with our planned network deployments. The propagation characteristics of the spectrum bands being used to support our WCDMA-based networks and the coverage requirements associated with the spectrum licenses being utilized for those networks will require substantially more transmitter and receiver sites to meet the minimum coverage requirements of those licenses and to provide coverage to the areas needed to provide competitive services. In addition, our licenses to use spectrum in some of our markets require us to build our networks within proscribed time periods, and rules and regulations affecting tower placement and construction could make it difficult to meet our build requirements in a timely manner or at all, which could lead us to incur unplanned costs or result in the loss of spectrum licenses.

d.	We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets and other devices from locations outside the countries in which we operate. Network equipment and handsets may be subject to significant import duties and other taxes in the countries in which our operating companies conduct business. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted.

e.	We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current tax law, as a method of increasing revenue. For example, our operating company in Brazil is required to pay two types of income taxes, which include a corporate income tax and a social contribution tax and is subject to various types of non-income related taxes, including value-added tax, excise tax, service tax, importation tax and property tax. In addition, the reduction in tax revenues resulting from the recent economic downturn has led to proposals and new laws in some of our markets that increase the taxes imposed on sales of handsets and on telecommunications services. The provisions of new tax laws may attempt to prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services or in some cases may result in operating losses.

Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

In general, a U.S. corporation may claim a foreign tax credit against its Federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. Federal taxable income.

We may also be required to include in our income for U.S. Federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

Nextel Brazil has received various assessment notices from state and federal Brazilian authorities asserting deficiencies in payments related primarily to value-added taxes, excise taxes on imported equipment and other non-income based taxes. Nextel Brazil has filed various administrative and legal petitions disputing these assessments. In some cases, Nextel Brazil has received favorable decisions, which are currently being appealed by the respective governmental authority. In other cases, Nextel Brazil’s petitions have been denied, and Nextel Brazil is currently appealing those decisions. Nextel Brazil is also disputing various other claims. See Note 8 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2012 for more information regarding our potential tax obligations in Brazil.

f.	We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the U.S. is also uncertain.

The costs we incur to connect our operating companies’ networks with those of other carriers are subject to local laws in the countries in which they operate and may increase, which could adversely impact our financial results.

Our operating companies must connect their telecommunication networks with those of other carriers in order to provide the services we offer. We incur costs relating to these interconnection arrangements and for local and long distance transport services relating to the connection of our transmitter sites and other network equipment. These costs include interconnection charges and fees, charges for terminating calls on the other carriers’ networks and transport costs, most of which are measured based on the level of our use of the related services. We are able to recover a portion of these costs through revenues earned from charges we are entitled to bill other carriers for terminating calls on our network, but because users of mobile telecommunications services who purchase those services under contract generally, and business customers like ours in particular, tend to make more calls that terminate on other carriers’ networks and because we have a smaller number of customers than most other carriers, we incur more charges than we are entitled to receive under these arrangements. The terms of the interconnection and transport arrangements, including the rates that we pay, are subject to varying degrees of local regulation in most of the countries in which we operate, and often require us to negotiate agreements with the other carriers, most of whom are our competitors, in order to provide our services. In some instances, other carriers offer their services to some of their subscribers at prices that are near or lower than the rates that we pay to terminate calls on their networks, which may make it more difficult for us to compete profitably. Our costs relating to these interconnection and transport arrangements are subject to fluctuation both as a result of changes in regulations in the countries in which we operate and the negotiations with the other carriers. Changes in our customers’ calling patterns that result in more of our customers’ calls terminating on our competitors’ networks and changes in the interconnection arrangements either as a result of regulatory changes or negotiated terms that are less favorable to us could result in increased costs for the related services that we may not be able to recover through increased revenues, which could adversely impact our financial results.

Because we rely on one supplier for equipment used in our iDEN networks, any failure of that supplier to perform could adversely affect our operations.

Much of the spectrum that our operating companies are licensed to use, other than the spectrum that we have recently acquired and plan to use to support our WCDMA-based networks, is non-contiguous, and the iDEN technology is the only widespread, commercially available technology that operates on non-contiguous spectrum. As a result, Motorola Solutions is the primary supplier for the network equipment and Motorola Mobility, which is owned by Google, Inc., is the primary supplier of the handsets we sell for use on our iDEN networks. If either Motorola Solutions or Motorola Mobility fails to deliver system infrastructure equipment and handsets or enhancements to the features and functionality of our networks and handsets on a timely, cost-effective basis, we may not be able to adequately service our existing customers or attract new customers. Nextel Communications, a subsidiary of Sprint Nextel, has historically been one of the largest users of iDEN technology and, in the past, has provided significant support with respect to new product development for that technology. Sprint Nextel has announced plans to decommission its iDEN network in the U.S. in mid-2013, which could affect the ability or willingness of Motorola Solutions or Motorola Mobility to provide support for the development of new iDEN handset models or enhancements to the features and functionality of our iDEN networks outside of their contractual commitments without us funding that development or agreeing to significant purchase commitments. This decommissioning could make it more difficult or costly for us to compete effectively in markets where we have not yet deployed our planned WCDMA-based networks. Lower levels of iDEN equipment purchases by Sprint Nextel could also increase our costs for network equipment and new network features, affect the development of new handsets and could impact the willingness of Motorola Solutions or Motorola Mobility to support iDEN technology beyond their current commitments. We expect to continue to rely principally on Motorola Solutions for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN-based networks and on Motorola Mobility for the manufacture of iDEN compatible handsets. Accordingly, if either Motorola Solutions or Motorola Mobility is unable to, or determines not to, continue supporting or enhancing our iDEN-based infrastructure and handsets, respectively, including potentially as a result of adverse developments affecting their respective operations, profitability, and financial condition or other business developments, we will be materially adversely affected.

Our business could be negatively impacted by our reliance on indirect distribution channels for a significant portion of our sales.

Our business depends heavily upon third party distribution channels for securing a substantial portion of the new customers to our services. In some of our markets, a significant portion of our sales through these indirect distribution channels is concentrated in a small number of third party dealers. In many instances, we rely on these third party dealers to serve as the primary contact between us and the customer and to interact with other third parties on our behalf. As a result, there may be risks associated with the actions taken by our distributors or the failure of our distributors to follow regulatory requirements. The volume of our new customer additions, our ability to retain customers and our profitability could also be adversely affected if these third party dealers terminate their relationship with us, if there are adverse changes in our relationships with these dealers, if we alter our compensation arrangements with these dealers or if the financial condition of these dealers deteriorates.

If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. This is particularly true with respect to the grants of licenses for spectrum we plan to use to support our WCDMA-based networks, most of which impose strict deadlines for the construction of network infrastructure and supporting systems as a condition of the license. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, and no regulations presently exist regarding how or whether additional renewals will be granted in future periods. In addition, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge the award and use of our licenses. If our competitors are successful in pursuing claims such as these, or if regulators in our markets take actions modifying or revoking our licenses in response to these claims, our ability to pursue our business plans, including our plans to deploy WCDMA-based networks, and our results of operations could be adversely affected.

Any modification or termination of our trademark license with Nextel Communications could increase our costs.

Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a perpetual basis in Latin America. However, Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, unauthorized use, failure to maintain agreed quality controls or a change in control of NII Holdings). If there is a change in control of one of our subsidiaries, upon 90 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” name and trademark could require us to incur significant costs to establish a new brand in our markets, which could have a material adverse effect on our operations.

Our business could be negatively impacted by security threats and other material disruptions of our wireless networks.

Major equipment failures and the disruption of our wireless networks as a result of natural disasters, severe weather, terrorist attacks, acts of war, cyber attacks or other breaches of network or information technology security, even for a limited period of time, may result in significant expenses, result in a loss of subscribers or impair our ability to attract new subscribers, which in turn could have a material adverse effect on our business, results of operations and financial condition. In some of our markets, more stringent network performance standards and reporting obligations have been adopted in order to ensure quality of service during unforeseen disturbances, and we may be required to make significant investments in our existing networks in order to comply with these recently adopted network performance standards. In addition, while we maintain information security policies and procedures designed to comply with relevant privacy and security laws and restrictions, if we suffer a security breach of customer or employee confidential data, we may be subject to significant legal and financial exposure, damage to our reputation, and loss of confidence in the security of our products and services.